Exhibit 10.60

MASTER RESEARCH SERVICE AGREEMENT

This MASTER SERVICE AGREEMENT (this “Agreement”), effective as of October 1, 2022 (the “Effective Date”), is made by and between Immunovia, AB, a Swedish company having its principal place of business at Medicon Village, SE-223, 63, Lund Sweden (“Immunovia”) and Proteomedix AG., a Swiss Company having its principal place of business at Wagistrasse 23, CH-8952 Schlieren, Switzerland (“Proteomedix”). Immunovia and Proteomedix may be individually referred to as a “Party” or collectively as the “Parties” under this Agreement.

RECITALS

WHEREAS, Immunovia is engaged in the business of developing, producing, and commercializing blood based diagnostic products for cancer detection;

WHEREAS, Proteomedix possesses expertise in in vitro diagnostics (“IVD”) assay product development, protein biomarker testing, IVD product validation, quality control and assurance, and other related areas and is also engaged in the business of developing, producing and commercializing blood based diagnostic products for cancer detection with a focus on prostate cancer;

WHEREAS, Immunovia desires to engage Proteomedix to perform various research and development projects of Immunovia’s choosing, and Proteomedix desires to accept and perform such projects, in accordance with and subject to the terms hereof; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS.

Capitalized terms used in this Agreement shall, unless otherwise indicated, have the meanings set forth below:

1.1	“Affiliate” or “Affiliated” means, with respect to a Party, any other person or business entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. As used in this definition of “Affiliate,” the term “control” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such business entity.

1.2	“Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment as applied to other research, development and commercialization efforts for products of similar scientific and commercial potential within the research programs and relevant product lines of such Party.

1.3	“Confidential Information” shall have the meaning set forth in Section 7.

1.4	“Milestone” means a development or activity milestone set forth in the applicable Statement of Work.

1.5	“Statement of Work” means a statement of work describing a research project to be performed by Proteomedix for Immunovia pursuant to the terms and conditions of this Agreement.

1.6	“Third Party” means any party other than Immunovia or Proteomedix or an Affiliate of either of them.

2.	PHASE 1.

2.1	Commence Work on 2 Projects. On the Effective Date, Proteomedix will begin work on 2 projects: Project Phoenix (Optimization of the IMMray Platform) and Project Mont Blanc. The attached Statement of Work, which is hereby made a part of the Agreement (“Phase 1 Statement of Work”), describes the project and sets forth the expected work completed during Phase 1. Proteomedix will exert, at a minimum, Commercially Reasonable Efforts to complete the tasks contained in the Phase 1 Statement of Work.

2.2	Program Manager. Proteomedix and Immunovia each shall appoint an individual (a “Program Manager”) to coordinate its responsibilities under the Phase l Statements of Work. The Program Manager shall be the primary contact between the Parties with respect to the Statement of Work. Each Party shall notify the other Party within 7 days after the Effective Date of the appointment of its Program Manager and shall notify the other Party as soon as practicable upon changing this appointment.

2.3	Consulting Days Devoted to Phase 1. The amount of consulting days devoted to Phase I shall be as set forth in the Phase 1 Statements of Work.

2.4	Communication and Reporting. The Parties will communicate frequently by telephone and, e-mail regarding the work and Proteomedix will respond promptly to Immunovia’s inquiries. On a bi-weekly basis, Proteomedix will provide to Immunovia a written summary of work performed during the prior 2 week period, consulting hours spent, and such other information as reasonably requested by Immunovia.

2.5	Compensation. During Phase 1 Immunovia shall pay Proteomedix the amounts as set forth in the Phase 1 Statements of Work. Immunovia shall also reimburse Proteomedix for reasonable travel expenses incurred for travel to Immunovia’s headquarters so long as such travel is pre-approved in writing by Immunovia and appropriate expense receipts are provided to Immunovia. Proteomedix shall, on a monthly basis, send invoices to Immunovia which shall include consulting days spent on Phase 1 during the prior month, work completed, and, if any, travel expenses incurred. Immunovia shall pay such invoices within 15 days after receipt.

2.6	Time Period for Phase l. The work for Phase 1 shall be completed in 2-3 months, but, in any event, shall be completed before December 31, 2022.

3.	PHASE 2.

3.1	At the conclusion of Phase 1, on or about January 2, 2023, Proteomedix will commence the second phase of research projects (“Phase 2”). During Phase 2, Proteomedix shall complete the 2 Phase l projects (Project Phoenix, Project Mont Blanc) as well as any other projects reasonably requested by Immunovia.

3.2	During Phase 1, the Parties shall prepare and agree upon a Phase 2 Statement of Work, which shall describe in detail the work and tasks required to be completed in Phase 2, and shall be considered a part of this Agreement. Each project shall be divided into various Milestones, and payments to Proteomedix shall be linked to completion of Milestones. The payment schedule, and any other necessary details, shall be as set forth in the Phase 2 Statement of Work.

4.	ADDITIONAL PHASES.

The Parties contemplate that Proteomedix will perform additional phases of research projects during the term of the Agreement. In each such instance, the Parties shall prepare and agree upon a Statement of Work which shall describe in detail the work and tasks to be performed in this additional phase. The work and tasks for such additional phase shall be divided into various Milestones and payments to Proteomedix shall be linked to completion of Milestones. The payment schedule, and any other necessary details, shall be as set forth in the Statement of Work for such additional phase. When executed by the Parties, the Statement of Work shall become part of this Agreement.

5.	CHANGE ORDERS

5.1	During the term of this Agreement, Proteomedix will implement reasonable and minor changes or modifications to a Statement of Work requested by Immunovia at no additional charge. All requests from Immunovia to modify a Statement of Work in any manner will be described in writing and submitted to Proteomedix (“Change Order”). Within a reasonable time after its receipt of a Change Order, Proteomedix will advise Immunovia in writing of the estimated delay, if any, necessary to implement a Change Order. Immunovia will promptly notify Proteomedix if it elects to proceed with such Change Order. In the event the Change Order causes a material increase in costs, the Parties agree to negotiate any additional payments to Proteomedix hereunder in good faith.

6.	TERM AND TERMINATION.

6.1	Term. This Agreement shall be effective as of the Effective Date and shall continue until and unless terminated as described herein.

6.2	Termination by Either Party.

(a)	Either Party may terminate this Agreement if the other Party shall have materially breached this Agreement and, in the event of a material breach by the other Party, if the breaching Party fails to cure the breach within fifteen (15) days after receiving written notice of the material breach from the non-breaching Party. Upon such cure, this Agreement shall be deemed to be not terminated and to be in full force.

(b)	Either Party shall have the right to terminate this Agreement effective immediately in the event the other Party files a voluntary petition in bankruptcy, is adjudicated as bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within thirty (30) days an involuntary petition in bankruptcy filed against it.

6.3	Termination for Convenience. Immunovia shall have the right, in its sole discretion, to terminate this Agreement for any reason upon 30 days’ prior written notice to Proteomedix. Immunovia’s financial obligation in such a case shall be to pay Proteomedix all sums due and owing as of the date Proteomedix receives notice of termination. Such sums shall include: payment for any completed milestones, payment on a pro-rata basis for partially completed milestones, as well as out of pocket costs related to non-cancellable commitments in connection with milestones not yet completed (with respect to out of pocket costs, Proteomedix shall exercise reasonable efforts to mitigate such costs.).

6.4	Termination for Convenience. Proteomedix shall have the right, in its sole discretion, to terminate this Agreement for any reason upon 30 days’ prior written notice to Immunovia. Proteomedix shall complete all active Statements of Work as of the date Immunovia receives notice of termination.

6.5	Termination be Mutual Agreement. The Parties shall have the right to terminate the Agreement at any time by mutual written agreement.

6.6	Survival. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The representations and warranties contained in this Agreement as well as those rights and obligations contained in the terms of this Agreement, which by their intent or meaning have validity beyond the term of this Agreement, shall survive the termination or expiration of this Agreement.

7.	CONFIDENTIAL INFORMATION.

7.1	Proteomedix agrees to treat as secret and confidential and not at any time for any reason to disclose or permit to be disclosed to any person or otherwise make use of or permit to be made use of any information relating to Immunovia’s technology, technical processes, business affairs or finances or any such information relating to a subsidiary, supplier, customer or client of Immunovia (“Confidential Information”) whether or not such knowledge or details of the information was received before, during, or upon termination of this Agreement for whatever reason. Proteomedix will deliver to Immunovia all material and equipment provided to it pursuant to this Agreement or prepared by Proteomedix either in pursuance of this Agreement or previously.

7.2.	Immunovia agrees to treat as secret and confidential and not at any time for any reason to disclose or permit to be disclosed to any person any information relating to Proteomedix’ technology, technical processes, business affairs or finances or any such information relating to a subsidiary, supplier, customer or client of Proteomedix (“Confidential Information”) whether or not such knowledge or details of the information was received before, during, or upon termination of this Agreement for whatever reason. Immunovia will deliver to Proteomedix all material and equipment provided to it pursuant to this Agreement or prepared by Immunovia either in pursuance of this Agreement or previously. so long as such material and equipment cannot be considered a part of the deliverable, under any Statement of Work hereunder. Notwithstanding the above, Immunovia may use Confidential Information as necessary to fully realize all the technical, commercial, and other benefits contemplated under the Agreement. Similarly, if it is necessary for Immunovia to disclose Confidential information to any governmental body or customer to fully realize the commercial benefits contemplated hereunder, it may do so.

7.2	Exceptions. The obligations of confidentiality and nondisclosure shall not apply to Confidential Information which (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain through no act or omission by the receiving Party, or, (iii) as shown by written records or other competent proof was in the possession of the receiving Party prior to disclosure by the disclosing Party or development under this Agreement.

7.3	Public Statements and Press Releases. Proteomedix agrees that it will not from the Effective Date make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated hereby, without the prior written consent of Immunovia. Proteomedix shall not use the name of Immunovia or any of its Affiliates for advertising or promotional purposes without Immunovia’s prior written consent.

7.4	Public Statements and Press Releases. Immunovia agrees that it will not from the Effective Date make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated hereby, without the prior written consent of Proteomedix. Immunovia shall not use the name of Proteomedix or any of its Affiliates for advertising or promotional purposes without Proteomedix’ prior written consent. Notwithstanding the above, Immunovia may issue or release such information without the consent of Proteomedix, if such issuance or release is necessary to comply with any regulatory, statutory, or other such governmental requirement.

7.5	Remedies. Immunovia shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining Proteomedix from any violation or threatened violation of this Section.

7.6	Termination. Termination of this Agreement shall not affect the secrecy and restrictions on use obligations under Section 7.1 thru 7.4 hereof which shall survive indefinitely. Upon termination of this Agreement, the receiving Party shall return to the disclosing Party or destroy any Confidential Information in tangible form in its possession, except that the receiving Party shall not destroy Confidential Information required to be retained in order to comply with applicable law, rule or regulation.

8.	Intellectual Property.

8.1	Proteomedix will make full and prompt disclosure to Immunovia of any inventions, discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, algorithms, databases, computer programs, software, equipment prototypes, formulae, techniques, know-how, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Proteomedix in work performed for Immunovia under this Agreement, or beforehand. Proteomedix acknowledges that all work performed by it is on a “work for hire” basis, and hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to Immunovia all Proteomedix right, title and interest in all Developments. The assignment and transfer contemplated by the foregoing sentence includes the assignment and transfer of all right, title and interest in all related patents, patent applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”), except for use in prostate cancer diagnostics. For clarity, the assignment and transfer of Intellectual Property Rights does not include an assignment and transfer of Pre-Existing Developments (as defined below) which Pre-Existing Developments are licensed to Immunovia in accordance with the terms of Section 8.3 below.

8.2	Proteomedix will keep and maintain adequate and current records of all Confidential Information and Developments developed by Proteomedix during the term of this Agreement, if any, which records will be available to and remain the sole property of Immunovia.

8.3	Immunovia License. If Proteomedix incorporate any pre-existing Developments owned by Proteomedix (a “Pre-Existing Development”) into an Immunovia - Related Development or any Immunovia product, service, or process, Proteomedix hereby grants Immunovia and its Affiliates a perpetual, irrevocable, paid-up, royalty-free, non-exclusive, worldwide license to make, use, and sell such Pre-Existing Development as Immunovia desires. Proteomedix shall not incorporate any third party owned intellectual Property, to which it does not have full and unencumbered rights, into any product, service or process provided to Immunovia hereunder.

9.	REPRESENTATIONS AND WARRANTIES.

9.1	Representations and Warranties of Proteomedix. Proteomedix hereby represents and warrants to Immunovia as follows:

(a)	Proteomedix is (i) a corporation duly organized, validly existing and in good standing under the laws of Switzerland, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on Proteomedix’s ability to perform its obligations under this Agreement.

(b)	Proteomedix (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Proteomedix, and constitutes a legal, valid, binding obligation, enforceable against Proteomedix in accordance with its terms.

(c)	All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by Proteomedix in connection with the execution, delivery and performance of this Agreement have been and shall be obtained to the extent possible.

(d)	Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of Proteomedix’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any of the terms of its certificate of incorporation or by-laws or other governing document, and (ii) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of Proteomedix.

(e)	All employees of Proteomedix who are expected to participate in the Agreement are subject to Proteomedix company policy and written agreements regarding proprietary information, assignment of intellectual property and inventions, confidentiality and non-use of information.

(f)	The services Proteomedix shall provide pursuant to this Agreement will be performed in a professional, ethical and workmanlike manner by properly trained and licensed individuals, to the best of their ability, in accordance with all applicable laws and regulations. In addition, all services shall be performed according to professional and internationally accepted standards and guidelines, where applicable particularly from health authorities.

(g)	Proteomedix will exercise best efforts to ensure that no portion of the work performed by Proteomedix and utilized by Immunovia (i.e., as manufactured, marketed, sold, or otherwise used) will infringe the patent or other intellectual property or other rights of a Third Party.]

9.2	Representations and Warranties of Immunovia. Immunovia hereby represents and warrants to Proteomedix as follows:

(a)	Immunovia is (i) a corporation duly organized, validly existing and in good standing under the laws of Sweden, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on Immunovia’s ability to perform its obligations under this Agreement.

(b)	Immunovia (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Immunovia, and constitutes a legal, valid, binding obligation, enforceable against Immunovia in accordance with its terms.

(c)	All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by Immunovia in connection with the execution, delivery and performance of this Agreement have been and shall be obtained to the extent possible.

(d)	Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of Immunovia’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any of the terms of its certificate of incorporation or by-laws, and (ii) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of lmmunovia.

10.	INDEMNIFICATION.

10.1	Indemnification of Immunovia. Proteomedix shall indemnify and hold harmless Immunovia, its officers, agents, parent companies, advisors, employees and permitted assigns, from and against any and all loss, claim, injury, damage, cost, or expense, including reasonable attorneys’ fees and expenses of litigation suffered or incurred by Immunovia (“Claims”) arising from any action or omission of Proteomedix hereunder, any violation of law by Proteomedix in its performance hereunder, or Proteomedix’s breach of any representation or warranty hereunder.

10.2	Indemnification of Proteomedix. Immunovia shall indemnify and hold harmless Proteomedix, its officers, agents, parent companies, advisors, employees, and permitted assigns, from and against any and all Claims arising from any action or omission of Immunovia hereunder, any violation of law by Immunovia in its performance hereunder, or Immunovia’s breach of any representation or warranty hereunder, except to the extent that such Claim arises out of or results from the negligence or misconduct of Proteomedix or the party seeking to be indemnified.

10.3	Procedure. A Party that intends to seek indemnification under this Article 10 (such Party hereinafter referred to as the “Indemnitee”) with respect to a liability, loss, fine, penalty, damage, expense, action, or claim brought against such Indemnitee by a Third Party (such claim hereinafter referred to as a “Third Party Claim”), shall promptly give written notice thereof to the party from whom indemnification is sought (such other party hereinafter referred to as the “Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim by such Third Party; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure in its defense or settlement of such Third Party Claim.

10.4	Limitation Of Liability: Consequential Damages Waiver. EXCEPT IN CASES OF BREACH OF CONFIDENTIALITY, INTELLECTUAL PROPERTY INFRINGEMENT, OR MATERIAL BREACH OF ANY REPRESENTATION OR WARRANTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES.

11.	GENERAL TERMS AND CONDITIONS.

11.1	Applicable Law and Jurisdiction. This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the laws of Sweden. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Swedish courts, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

11.2	No Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

11.3	Assignment. Except as expressly provided herein, Proteomedix may not assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of Immunovia.

11.4	Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

11.5	Force Majeure. Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement (other than payment of amounts invoiced) when due to any act of God, war, riot, fire, explosion, or compliance in good faith with any governmental law, regulation or order. The Party affected will give written notice to the other Party of any material delay due to such causes and shall use all Commercially Reasonable Efforts to minimize the loss or inconvenience suffered by both Parties. Both Parties shall cooperate in good faith in order to minimize such loss and inconvenience and to reach an agreement as to how to proceed.

11.6	No License. No right or license under any patent or other proprietary right is granted by either Party under this Agreement, except as specifically and expressly set forth herein.

11.7	Independent Contractor. Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties, or to constitute one as the agent of the other. Both Parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either Party the power or authority, express or implied, to act for, bind, or commit the other Party.

11.8	Status and Tax Liabilities. It is hereby agreed that Proteomedix shall be responsible for all income tax liabilities and National Insurance or similar contributions in respect of the fee and indemnifies Immunovia in respect of any claims that may be made by the relevant authorities against it in respect of income tax or National Insurance or similar contributions relating to the Proteomedix’s services hereunder.

11.9	Insurance. Proteomedix shall maintain insurance, at its sole cost and expense, with reputable companies adequate to fulfill its obligations under this Agreement.

11.8	Incorporation of Exhibits and Schedules. Any Statements of Work, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Entire Agreement. The Parties acknowledge that this Agreement sets forth the entire Agreement and understanding, commitment and undertaking (oral or written) of the Parties as to the subject matter hereof. Each Party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

11.9	Notices. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by e-mail on such date, with paper copy being sent by first class mail, postage prepaid, or by next day express delivery service, addressed to its CEO or President at its address set forth in the first paragraph of this Agreement (or such address as it shall designate by written notice given to the other Party).

11.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

IMMUNOVIA AB		PROTEOMEDIX AG

02. NOV. 2022

By:	/s/ Philipp Mathieu	By:	/s/ Dr. Helge Lubenow
Name:	Philipp Mathieu	Name:	Dr. Helge Lubenow
Title:	CEO	Title:	CEO

By:	/s/ Ralph Schiess
Name:	Ralph Schiess
Title:	CSO